Exhibit 99.2

KINNATE BIOPHARMA INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands)

March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$151,298
Prepaid expenses and other current assets	2,628

Total current assets	153,926
Right-of-use lease asset	791
Other non-current assets	27

Total assets	$154,744

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$115
Accrued expenses	4,139
Current portion of operating lease liability	361

Total current liabilities	4,615
Operating lease liability, long-term	505

Total liabilities	5,120
Stockholders’ equity:
Common stock	5
Additional paid-in capital	534,720
Accumulated other comprehensive loss	(5)
Accumulated deficit	(385,096)

Total stockholders’ equity	149,624

Total liabilities and stockholders’ equity	$154,744

KINNATE BIOPHARMA INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands)

Three months ended March 31, 2024
Operating expenses:
Research and development	$4,075
General and administrative	8,782
Restructuring costs	2,316
Gain on sale of research program assets	(1,830)

Total operating expenses	13,343

Loss from operations	(13,343)
Other income, net	259

Net loss	$(13,084)

Other comprehensive income:
Currency translation adjustments	7

Total comprehensive loss	$(13,077)

KINNATE BIOPHARMA INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(unaudited)

(in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2023	47,124,349	$5	$531,346	$(12)	$(372,012)	$159,327
Stock-based compensation expense	—	—	3,336	—	—	3,336
Shares issued under equity incentive plans	108,388	—	38	—	—	38
Net loss	—	—	—	—	(13,084)	(13,084)
Other comprehensive income	—	—	—	7	—	7

Balances at March 31, 2024	47,232,737	$5	$534,720	$(5)	$(385,096)	$149,624

KINNATE BIOPHARMA INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in thousands)

Three months ended March 31, 2024
Cash flows from operating activities:
Net loss	$(13,084)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	3,336
Loss on disposition of property and equipment	2,208
Depreciation	64
Gain on termination of operating lease	(611)
Non-cash gain on sale of research program assets	(1,830)
Accretion on investments	(570)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	879
Operating lease right-of-use assets and liabilities, net	(1)
Accounts payable and accrued expenses	(4,372)

Net cash used in operating activities	(13,981)

Cash flows from investing activities:
Sales and maturities of investments	107,872

Net cash provided by investing activities	107,872

Cash flows from financing activities:
Proceeds from issuance of common stock under equity incentive plans	38

Net cash provided by financing activities	38

Net increase in cash and cash equivalents	93,929
Cash, cash equivalents, and restricted cash at the beginning of period	57,369

Cash and cash equivalents at the end of period	$151,298

KINNATE BIOPHARMA INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Organization and Basis of Presentation

Organization and Nature of Operations

Kinnate Biopharma Inc. (Kinnate or the Company) was incorporated in the State of Delaware in January 2018. The Company formerly had offices in San Francisco and San Diego, California prior to assigning its lease agreements and transitioning to a remote-only company. The Company is a precision oncology company focused on the discovery, design and development of small molecule kinase inhibitors for difficult-to-treat, genomically defined cancers.

Since its inception, the Company has devoted substantially all of its resources to research and development activities, business planning, establishing and maintaining its intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these operations. It has incurred losses and negative cash flows from operations since commencement of its operations. The Company had an accumulated deficit of $385.1 million and had cash and cash equivalents of $151.3 million as of March 31, 2024. From its inception through March 31, 2024, the Company has financed its operations primarily through issuances of common stock.

On April 3, 2024, Kinnate was acquired and became a wholly owned subsidiary of XOMA Corporation (XOMA). Pursuant to the merger agreement, XOMA paid a price per share of common stock outstanding consideration of $2.5879 plus a non-transferable contingent value right representing the right to receive potential payments pursuant to the Contingent Value Rights Agreement (CVR). Immediately prior to the acquisition of the Company by XOMA, each option outstanding and not then vested or exercisable became fully vested and exercisable. As of the date of the acquisition, all outstanding options were cancelled, and the holders of the options were granted a right to potentially receive cash from the CVR.

Concurrent with XOMA’s acquisition of the Company, the Company amended and restated the certificate of incorporation under which a total of 100 shares of a new class of Common Stock at par value $0.01 were authorized. On April 17, 2024, the Company filed the notice of termination of registration with the Securities Exchange Commission (SEC).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation. The unaudited condensed consolidated financial statements include all known adjustments which, in the opinion of management, are necessary for a fair presentation of the results as required by U.S. GAAP. These adjustments consist primarily of normal recurring accruals and estimates that impact the carrying value of assets and liabilities. Operating results presented in these unaudited condensed consolidated financial statements are not necessarily indicative of future results. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2024. The unaudited condensed consolidated financial statements for the comparative period are included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2023.

2. Balance sheet components

Accrued expenses consisted of the following (in thousands):

March 31, 2024
Accrued legal fees	$2,051
Accrued research and development	1,022
Accrued restructuring costs	820
Other accruals	246

Total	$4,139

In connection with the assignment of the Company’s operating leases (see Note 4) and the restructuring plan (see Note 5), all property and equipment were disposed of in the first quarter of 2024 for no consideration resulting in a loss on disposition of $2.2 million recognized within other income, net in the condensed consolidated statement of operations and comprehensive loss.

3. Fair Value Measurements

The carrying amounts of the Company’s cash, prepaid expenses and other current assets, accounts payable and accrued expenses are generally considered to be representative of their fair value because of the short-term nature of these instruments.

The following table presents the Company’s financial assets measured at fair value on a recurring basis by level within the fair value hierarchy as of March 31, 2024 (in thousands):

	Valuation Hierarchy	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Assets:
Cash equivalents:
Money market funds	Level 1	$143,801	$—	$—	$143,801

Total		$143,801	$—	$—	$143,801

During the three months ended March 31, 2024, the Company did not recognize any impairment charge for any of its investments.

4. Commitments and Contingencies

Operating Leases

In January 2024, the Company entered into a lease assignment agreement with an assignee to assign the remainder of the lease commitment for the Company’s office space located in San Diego, California. The Company was unconditionally released from its obligation under the lease. In connection with the assignment, the Company derecognized the corresponding right-of-use lease asset of $1.6 million and operating lease liability of $2.2 million resulting in a gain from the termination of the lease of $0.6 million, offset by $0.2 million in transaction costs. The gain from the termination of the lease is included in other income, net in the condensed consolidated statement of operations and comprehensive loss. Additionally, upon release from the obligation, the standby letter of credit of $0.4 million previously classified as non-current restricted cash was reclassified to cash and cash equivalents on the condensed consolidated balance sheet.

In August 2021, the Company entered into an agreement to lease office space located in San Francisco, California (SF Lease). The SF Lease commenced in January 2022 and expires on June 30, 2026. In February 2024, the Company entered into a lease assignment agreement with an assignee to assign the remainder of the lease commitment for the Company’s office space located in San Francisco, California. The Company remains obligated for the lease payments should the assignee default, however the Company is not liable for the property taxes, insurance and common area maintenance which were recognized as variable lease costs in prior periods.

5. Restructuring costs

In September 2023, the Company began implementing its Strategic Plan which included the reduction of its workforce by approximately 70%. In January 2024, a further reduction of the workforce was implemented. Employees affected obtained involuntary termination benefits that were provided pursuant to a one-time benefit arrangement.

Restructuring costs are presented within accrued expenses on the condensed consolidated balance sheet. The following table presents the change in the liability related to the Strategic Plan (in thousands):

March 31, 2024
Accrued restructuring costs as of December 31, 2023	$255
One-time employee termination benefits	2,316
Amounts paid during the period	(1,751)

Accrued restructuring costs as of March 31, 2024	$820

6. Sale of research and development program assets

On February 27, 2024, the Company entered into an Asset Purchase Agreement (the Purchase Agreement) with Pierre Fabre Médicament, SAS (Pierre Fabre), pursuant to which the Company sold the global rights to its investigational pan-RAF inhibitor, exarafenib, and other pan-RAF program assets to Pierre Fabre. Pursuant to the Purchase Agreement, the Company received $0.5 million in cash at closing for transaction costs. The Company may receive an additional $30.5 million upon the achievement of certain developmental milestones. In addition, Pierre Fabre assumed $2.5 million of accrued research and development expenses and $0.6 million of prepaid expenses and other current assets. A total gain of $1.8 million on the sale of research and development assets was recognized in the first quarter of 2024 on the condensed consolidated statement of operations and comprehensive loss.